Exhibit 99.1

CONTACT: Susan A. Knudson Executive Vice President, COO & CFO Histogen Inc. ir@histogen.com

Histogen Announces Exclusive Intellectual Property License Agreement

with Johns Hopkins University

Licensed Patents Expected to Provide Freedom to Operate and Exclusivity for Emricasan

Pipeline Focus on Pan-Caspase and Caspase Selective Inhibitors for Infectious and Inflammatory Diseases

SAN DIEGO, April 3, 2023 – Histogen Inc. (HSTO), a clinical-stage therapeutics company focused on developing potential first-in-class clinical and preclinical small molecule pan-caspase and caspase selective inhibitors that protect the body’s natural process to restore immune function, today announced that the company has signed an exclusive license agreement with Johns Hopkins University. The intellectual property associated with this license covers the use of emricasan for the treatment of disease in humans resulting from viral or bacterial infections (including, but not limited to, MRSA, VRSA, and SARS-CoV-2). The license agreement with Johns Hopkins is an instrumental addition to Histogen’s intellectual property portfolio. Rights to these patent applications, together with recently issued internal patents, are expected to provide freedom to operate and exclusivity worldwide to the Histogen’s entire caspase inhibitor portfolio.

“We believe that emricasan has the potential to treat infections in a different way; by protecting the competence of the human body’s immune system thereby restoring the body’s natural process to combat invading organisms,” stated Steven J. Mento, President and CEO of Histogen. “The World Health Organization (WHO) names antibiotic resistance as one of the biggest threats facing humanity. By focusing on optimizing the immune response, we believe that we have an opportunity to provide emricasan as a viable treatment option for physicians without the risk of generating antibiotic resistance. We look forward to the anticipated initiation of clinical development activities using emricasan for the treatment of acute bacterial skin and skin structure infections (ABSSSI) in the second half of 2023,” concluded Dr. Mento.

As announced previously, emricasan improved symptoms in patients infected with COVD-19 potentially employing a similar mechanism of protecting the competence of the immune system. Patients in the placebo arm who completed the study showed either delay or no symptom resolution for the duration of the study.

About Emricasan

Emricasan is an orally available pan-caspase inhibitor designed to reduce the activities of human caspases, which are enzymes that mediate inflammation and apoptosis. Emricasan has completed extensive toxicology testing including chronic toxicology and clean carcinogenicity testing. The drug candidate has previously been shown to be well tolerated in multiple clinical studies involving approximately 1,000 subjects employing multiple doses ranging from 1 mg to 500 mg orally with dosing for up to two years, including a Phase 1 study in mild symptomatic COVID-19 patients to assess safety, tolerability, and preliminary efficacy. Patients who completed treatment with emricasan had a complete resolution of the symptoms most commonly associated with mild COVID-19, such as cough, headache, and fatigue at day 7 and continued through day 45. Patients in the placebo arm who completed the study showed either delay or no symptom resolution for the duration of the study. Additionally, in the fourth quarter of 2022, we completed our pre-clinical evaluation of emricasan for the potential treatment of ABSSSI, including those related to MRSA, and anticipate initiating clinical development activities for the treatment of ABSSSI in the second half of 2023.

About Histogen Inc.

Histogen Inc. is a clinical-stage therapeutics company focused on developing potential first-in-class clinical and preclinical small molecule pan-caspase and caspase selective inhibitors that protect the body’s natural process to restore immune function. Currently, we are developing emricasan for ABSSSI as well evaluating its use for other infectious diseases. Our pipeline also includes novel preclinical product candidates including CTS-2090 and other proprietary caspase inhibitors, which are selective small molecule inhibitors of caspase-1 designed for the treatment of certain inflammatory diseases. For more information, please visit www.histogen.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other Federal securities laws. For example, we are using forward-looking statements when we discuss the potential benefits of the license and our expectation that the license will provide freedom to operate and exclusivity; the potential benefits of emricasan, if approved; our future operations and our ability to successfully initiate, enroll and complete clinical trials, obtain clinical trial data, and achieve regulatory milestones and related timing, including those related to the initiation of clinical trials for emricasan. We may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Because such statements deal with future events and are based on our current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Histogen that could differ materially from those described in or implied by the statements in this press release, including: our ability to obtain funding for our operations, including funding necessary to complete further development and any commercialization of our product candidates; including its ability to carry out the development of emricasan and the potential for delays in the timing of regulatory approval and the requirement for additional capital to continue to advance these product candidates, which may not be available on favorable terms or at all; our expectations regarding the operation of our product candidates and related benefits; our beliefs regarding the success, cost and timing of our product candidate development and current and future clinical trials and studies; our beliefs regarding the potential markets for our product candidates; any impact of the COVID-19 pandemic, or responses to the pandemic, on our business, clinical trials or personnel; our beliefs regarding our industry; our ability to attract and retain key personnel; regulatory developments in the United States and foreign countries, with respect to our product candidates; the impact of any litigation proceedings on our business and market and other conditions. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including those risks discussed in our filings with the Securities and Exchange Commission. Except as otherwise required by law, Histogen disclaims any intention or obligation to update or revise any forward-looking statements, which speak only as of the date hereof, whether as a result of new information, future events, or circumstances or otherwise.

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